PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com
MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. ANNOUNCES THAT KEVIN D. RACE HAS REPLACED

PATRICK S. FLOOD AS CHIEF EXECUTIVE OFFICER

ATLANTA, January 16, 2007 – HomeBanc Corp. (NYSE: HMB) (“HomeBanc” or the “Company”) announced today that Kevin D. Race, the Company’s current President, Chief Operating Officer, Chief Financial Officer and a director, has replaced Patrick S. Flood as the Company’s Chief Executive Officer. In addition, James B. Witherow, currently a director of the Company, has been appointed as the non-executive Chairman of the Board of Directors.

Mr. Race joined HomeBanc as President and Chief Operating Officer in 2002 and has over 24 years of mortgage banking experience. Mr. Race was instrumental in HomeBanc’s reorganization, change in business model and initial public offering in 2004. The Company closed approximately $5.1 billion of mortgage loans in 2006 and currently has a servicing portfolio in excess of $7.7 billion.

Mr. Witherow has 28 years of experience in the mortgage banking industry with over 20 years in executive management. He served as President and Chief Executive Officer of First Horizon Home Loan Corporation, the former parent company of HomeBanc, and as President and Chief Executive Officer of Sunbelt National Mortgage Corporation, a company acquired by First Horizon, from January 1992 until his retirement in December 2000. Mr. Witherow was ordained in the Presbyterian Church (USA) in October 2003 and currently serves as pastor of a congregation.

Mr. Witherow stated, “On behalf of the entire HomeBanc family, the Board of Directors extends its most sincere appreciation to Pat for all of his many contributions to our organization over the past 21 years. Pat’s unwavering commitment to our company, its people and its mission statement has become the foundation of our organization and we will benefit from this for many years to come. We wish Pat the best in his future endeavors. We are also grateful that we had an excellent choice for his replacement in Kevin Race.”

The Company also announced that, after carefully considering a number of strategic alternatives, the Board of Directors has determined that the most appropriate course of action to maximize shareholder value at this time is to focus on operating efficiencies and opportunities for growth. As part of this strategy, the Company will continue to pursue its previously announced decision not to operate as a real estate investment trust, or “REIT,” beginning in 2007. While the Board has completed its previously announced review and consideration of strategic alternatives, the Board remains committed to considering other opportunities that may become available to the Company in the future.

Mr. Race stated, “The currently prevailing market conditions in the mortgage industry continue to present mortgage banking companies like HomeBanc with a number of challenges. We believe that these conditions will begin to stabilize and improve, and that we are taking actions that will position our company to take advantage of these improved market conditions. Specifically, we have identified, and will pursue, four key areas of focus in the near-term:

•   Refine our operations to create a more efficient origination and servicing platform;

•	Focus on maximizing GAAP profitability;
•	Identify and pursue opportunities for growth; and
•	Continue a disciplined approach to capital management, with a focus on improving our book value.

There are two underlying themes in these keys to success: a more disciplined approach to improving our infrastructure and operating costs, and a greater focus on improving GAAP profitability and book value. We believe that this strategy will enable us to persevere under the currently unfavorable market conditions and position us to succeed in the future.”

The Company will host a conference call at 1:00 p.m., Eastern time on January 16, 2007. The conference call dial-in number is 800-949-8987 in the United States and Canada. The conference call ID number is 6488580. You may also listen to the conference call under the investor relations section of the HomeBanc website at www.homebanc.com. PowerPoint slides to accompany the conference call will be available on the Company’s website under “Investor Relations – Financial/Statistical Information” and also on the Company’s website under the “Investor Relations – Webcast Live” link. The Internet broadcast will be archived until January 30, 2007. A digital recording of the conference call will be available for replay two hours after the call’s completion and will be available for replay through January 30, 2007. To access this recording, dial 800-642-1687 or 706-645-9291 and enter conference call ID 6488580.

HomeBanc is the parent holding company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the Southeast United State. HomeBanc is headquartered in Atlanta, Georgia, and has offices in Georgia, Florida and North Carolina. For more information about HomeBanc or its mortgage products, visit HomeBanc on the Internet at www.homebanc.com.

Forward-Looking Statements

This announcement may include forward-looking statements within the meaning, and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding the Company’s current strategy to maximize shareholder value,

GAAP profitability and book value, including, without limitation, the Company’s decision not to operate as a REIT and its ability to successfully implement cost reduction and other efficiency measures, as well as its ability to improve capital management; future market stabilization and improvement in prevailing industry conditions; the Company’s areas of current focus in executing its strategy and positioning itself to take advantage of future market conditions; and the Company’s ability to execute its strategy and be successful in the future. Such forward-looking statements are based on information presently available to the Company’s management and are subject to any number of risks and uncertainties, including, without limitation, the risks described in the Company’s SEC reports and filings under the headings “Special Cautionary Notice Regarding Forward Looking Statements” and “Risk Factors” and as discussed elsewhere in those reports.

You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as may be required by law.

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